SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             THE VALSPAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                             THE VALSPAR CORPORATION


                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 25, 1998

     The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 25, 1998 at 11:00 A.M., for the following purposes:

     1.   To elect three directors (Class III) for a term of three years;

     2.   To approve the Corporation's Stock Option Plan for Non-Employee
          Directors;

     3. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 30, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on December 31, 1997 are entitled to notice of and to vote at the meeting.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 31, 1997 also accompanies this Notice.

                                        By Order of the Board of Directors,


                                        ROLF ENGH,
                                        SECRETARY

Approximate Date of Mailing of Proxy Material:
January 23, 1998



       PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             THE VALSPAR CORPORATION

                             1101 THIRD STREET SOUTH
                                  P.O. BOX 1461
                          MINNEAPOLIS, MINNESOTA 55440

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 25, 1998

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

     Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram, or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

     If a shareholder abstains from voting on any matter, the Corporation intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business. Additionally, the Corporation intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and non-votes will not be counted as votes cast for or against items submitted for a vote of stockholders. Therefore, abstentions and broker non-votes have the same effect as votes against the proposals.

                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

     In accordance with the Corporation's By-Laws, the Board of Directors in 1997 increased the number of members from eleven to twelve, with the additional director serving in Class II. Each of the three classes consists of four seats, with each director serving a term of three years. There are currently ten directors serving on the Board of Directors. The terms of Class III directors will expire at the annual meeting in 1998. The Board of Directors has nominated Kendrick B. Melrose, Gregory R. Palen and Lawrence Perlman for re-election as Class III directors. William W. George, presently a Class III director, is not standing for re-election. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class III below, to hold office until the annual meeting in 2001 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS

--------------------------------------------------------------------------------

                CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 1999
--------------------------------------------------------------------------------
THOMAS R. MCBURNEY       President, McBurney Management Advisors,
 Director since 1987     a management consulting firm for small businesses
 Age -- 59

Mr. McBurney has held his present position as President since 1990. Mr. McBurney is also a director of Security American Financial Enterprises, Wenger Corporation, Space Center Enterprises, Inc., Allina Health System, Strategist Fund Group and Greenspring Companies.
--------------------------------------------------------------------------------
RICHARD M. ROMPALA       President and Chief Executive Officer
 Director since 1994     of the Corporation
 Age -- 51

Mr. Rompala has held his present position as Chief Executive Officer since October 1995 and President since March 1994. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. Mr. Rompala is also a director of Kerr-McGee Corporation and Olin Corporation.
--------------------------------------------------------------------------------
MICHAEL P. SULLIVAN      President and Chief Executive Officer,
 Director since 1990     International Dairy Queen, Inc.
 Age -- 63

Mr. Sullivan has held his present position as President and Chief Executive Officer since 1987. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America and Opus U.S. Corporation.
--------------------------------------------------------------------------------
C. ANGUS WURTELE         Chairman of the Board of the Corporation
 Director since 1970
 Age -- 63

Mr. Wurtele has held his present position as Chairman since 1973 and served as Chief Executive Officer from 1970 through October 1995. Mr. Wurtele is also a director of General Mills, Inc., Bemis Company, Inc. and IDS Mutual Fund Group.
--------------------------------------------------------------------------------

               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2000
--------------------------------------------------------------------------------
SUSAN S. BOREN           President, Trillium Advisors, Inc.
 Director since 1991
 Age -- 50

Ms. Boren is the Principal of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on governance issues. Previously, she served for 15 years as an executive with Dayton Hudson Corporation in senior financial, human resources, operating and marketing positions. Ms. Boren is also a director of Dain Rauscher, Inc.
--------------------------------------------------------------------------------
JEFFREY H. CURLER        President, Bemis Company, Inc.
 Director since 1997
 Age -- 47

Mr. Curler has held his present position as President since May 1996. Prior to 1996, Mr. Curler served as Executive Vice President since 1991. Mr. Curler is also a director of Bemis Company, Inc.
--------------------------------------------------------------------------------

        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
               OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS

--------------------------------------------------------------------------------
EDWARD B. POLLAK         Vice President - Asia Pacific,
 Director since 1997     Witco Corporation
 Age -- 63

Mr. Pollak has held his present position as Vice President - Asia Pacific since August 1997. Prior to 1997, Mr. Pollak served as Vice President - International, OSi Specialties, Inc., a subsidiary of Witco Corporation, since 1994. Prior to 1994, Mr. Pollak served as Corporate Senior Vice President of Olin Corporation since 1991 and President and Chief Executive Officer of Olin Hunt Specialty Products, a wholly-owned subsidiary of Olin corporation, since 1986.
--------------------------------------------------------------------------------

                  CLASS III NOMINEES FOR TERM EXPIRING IN 2001
--------------------------------------------------------------------------------
KENDRICK B. MELROSE      Chairman and Chief Executive Officer,
 Director since 1984     The Toro Company
 Age -- 57

Mr. Melrose has held his present position as Chief Executive Officer since 1983 and Chairman since 1987. Mr. Melrose is also a director of SurModics, Inc., Donaldson Company, Inc., Jostens, Inc. and The Toro Company.

--------------------------------------------------------------------------------
GREGORY R. PALEN         Chairman and Chief Executive Officer,
 Director since 1992     Spectro Alloys Corporation; Chief
 Age -- 42               Executive Officer, Palen/Kimball Company

Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993 and previously had been President since 1983. Mr. Palen is also a director of Palen/Kimball Company, North Central Life Insurance Company, Summit Leasing, Spectro Alloys Corporation, Polaris Industries Inc. and Conduit Software, Inc.
--------------------------------------------------------------------------------
LAWRENCE PERLMAN         Chairman, President and Chief Executive
 Director since 1992     Officer, Ceridian Corporation
 Age -- 59

Mr. Perlman was elected Chairman of the Board in November 1992 and has held the position of President and Chief Executive Officer since 1990. Mr. Perlman is also a director of Seagate Technology, Inc. and Computer Network Technology.
--------------------------------------------------------------------------------

BOARD COMMITTEES

     The standing committees of the Board of Directors for 1997 were as follows:

         NAME OF COMMITTEE          MEMBERSHIP
         -----------------          ----------

         Audit Committee            Susan S. Boren -- Chair, Jeffrey H. Curler,
                                    William W. George, Thomas R. McBurney,
                                    Kendrick B. Melrose, Gregory R. Palen,
                                    Lawrence Perlman, Edward B. Pollak and
                                    Michael P. Sullivan

         Executive Committee        Thomas R. McBurney, Richard M. Rompala --
                                    Chair and C. Angus Wurtele

         Compensation Committee     Susan S. Boren, William W. George, Thomas R.
                                    McBurney, Kendrick B. Melrose, Lawrence
                                    Perlman and Michael P. Sullivan -- Chair

         Governance Committee       Susan S. Boren, Jeffrey H. Curler, William
                                    W. George, Thomas R. McBurney, Kendrick B.
                                    Melrose, Gregory R. Palen, Lawrence Perlman,
                                    Edward B. Pollak, Michael P. Sullivan and C.
                                    Angus Wurtele -- Chair

     The Board of Directors met six times during fiscal 1997.

     The Audit Committee held two meetings during the fiscal year at which it reviewed the extent and scope of the audit and non-audit services provided by the Corporation's independent accountants, reviewed internal accounting procedures and controls with the Corporation's financial and accounting staff, and reviewed the comments made by the independent accountants in their letter of recommendation to management.

     The Governance Committee held four meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, reviewed ongoing management transition matters, nominated directors to fill prospective vacancies created by retiring directors and nominated Class III directors.

     The Compensation Committee held four meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

     The Governance Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

     During fiscal 1997, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Mr. Curler who attended 1 of 2 such meetings held during the time he served on the Board, Ms. Boren who attended 5 of 7 such meetings and Mr. Melrose who attended 4 of 7 such meetings.

DIRECTOR COMPENSATION

     Directors who are not officers of the Corporation receive an annual fee of $28,000. Prior to January 1, 1998, directors who were not officers of the Corporation received an annual fee of $16,000, an attendance fee of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held the same day as a Board of Directors meeting. At a director's option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, immediately after each annual meeting of stockholders, each non-employee director receives a grant of restricted stock under the Corporation's Restricted Stock Plan for Non-Employee Directors (the "Directors Plan"). The number of shares granted is determined by dividing one-half of the amount of the director's fees earned by the non-employee director for his or her services during the most recently ended fiscal year by the average closing price of the Corporation's Common Stock for the ten business days immediately prior to the date of the annual meeting. The shares of restricted stock are not subject to forfeiture. The non-employee director cannot sell, assign, pledge or otherwise transfer any of the shares of restricted stock granted under the Directors Plan until he or she ceases to be a member of the Board of Directors. This Directors Plan will automatically terminate following the issuance of the restricted stock grant that was earned for services during 1997. Commencing with the 1999 annual meeting, non-employee directors will receive annual grants of non-qualified stock options under the Corporation's Stock Option Plan for Non-Employee Directors described in Proposal Number Two below, assuming approval of such Plan by the stockholders.

                              CERTAIN TRANSACTIONS

     The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1994, 1995 and 1996 and bear an interest rate of 6.5%, 8% and 6.5%, respectively. The following lists each director and executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 1997, and indicates (i) the largest loan amount outstanding for such director and officer at any time since October 26, 1996, and (ii) the loan amount outstanding for such director and officer as of December 31, 1997:

                                 LARGEST AMOUNT
          NAME OF                  OUTSTANDING            AMOUNT OUTSTANDING
     EXECUTIVE OFFICER        SINCE OCTOBER 26, 1996    AS OF DECEMBER 31, 1997
   ----------------------     ----------------------    -----------------------
   Larry B. Brandenburger           $201,898                   $198,577
   Stephen M. Briggs                 209,104                    200,821
   Rolf Engh                         176,152                    162,713
   Steven L. Erdahl                  201,526                    178,224
   Joel C. Hart                      177,862                    173,872
   William L. Mansfield              165,523                    136,752
   Robert E. Pajor                   150,738                     56,942
   Paul C. Reyelts                   199,354                    163,167
   Richard M. Rompala                945,044                    910,754
   Robert T. Smith                   205,987                    202,210
   Thomas A. White                   204,477                    204,477
   C. Angus Wurtele                  213,308                    135,240

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 31, 1997, October 25, 1996 and October 27, 1995, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation's President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL                       LONG TERM
                                            COMPENSATION               COMPENSATION AWARDS
                                         -------------------  -------------------------------------
                                                              RESTRICTED STOCK         OPTIONS           ALL OTHER
NAME AND PRINCIPAL POSITION*     YEAR     SALARY    BONUS(1)     AWARDS(2)(3)     (NO. OF SHARES)(4)   COMPENSATION(5)
----------------------------     ----    --------   --------  ----------------    ------------------   ---------------
Richard M. Rompala               1997    $559,620    $72,751       $640,206             12,600            $66,558
 President and                   1996     497,698     54,747        348,388            114,230             40,315
 Chief Executive Officer(6)      1995     431,539     51,785        233,894             17,600             74,716

Paul C. Reyelts                  1997     257,308     33,450        232,606              5,900             31,402
 Vice President, Finance         1996     236,827     26,051        163,410              5,140             29,182
                                 1995     220,769     26,492        112,710              9,520             28,988

Stephen M. Briggs                1997     230,192     63,303        200,268              6,100             29,231
 Vice President, Consumer        1996     207,885     44,071        127,225              3,290             27,850
 Coatings Group                  1995     194,712     32,370         54,033             18,990             23,794

Rolf Engh                        1997     257,308     33,450        200,700              6,200             31,402
 Vice President, International   1996     236,827     26,051        170,516              4,970             29,509
 and Secretary                   1995     224,039     26,885        108,794             10,560             21,462

William L. Mansfield             1997     239,423     31,125        215,480              4,300             28,365
 Vice President, Packaging       1996     211,827     23,301        118,623              7,020             29,109
 Coatings Group                  1995     195,769     23,492        153,874             17,630             25,537


------------------
 * As of October 31, 1997.

(1) Includes, for these fiscal years, (i) cash bonuses under the Incentive Bonus Plan and (ii) deferred bonuses awarded pursuant to the Deferred Bonus Plan for Management, subject to forfeiture if the individual voluntarily terminates employment or is discharged for cause within three years. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Compensation Committee Report on Executive Compensation."

(2) Pursuant to the Key Employee Annual Bonus Plan, each of these individuals elected to receive all or a portion of his bonus under the Incentive Bonus Plan for fiscal 1997, 1996 and 1995 in restricted stock, subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control. See "Compensation Committee Report on Executive Compensation." The restricted stock received has a market value equal to twice the amount of the cash bonus that would have been paid absent the election.

(3) As of October 31, 1997, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Company's common stock on such date: Mr. Rompala, 40,772 shares, $1,202,774; Mr. Reyelts, 20,526 shares, $605,517; Mr. Briggs,
    13,770 shares, $406,215; Mr. Engh, 21,642 shares, $638,439; Mr. Mansfield,
    15,090 shares, $445,155. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 1997 were granted pursuant to the Key Employee Annual Bonus Plan based on twice the level of each individual's cash bonus for fiscal 1996. A portion of Mr. Rompala's 1996 option was granted in connection with his initial employment with the Corporation. Options indicated for fiscal 1997 exclude options granted in January 1998 pursuant to the Key Employee Annual Bonus Plan. See "Compensation Committee Report on Executive Compensation." All shares reported have been adjusted for a 2-for-1 stock split on March 21, 1997.

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.

(6) As of October 28, 1995, Mr. Rompala was elected Chief Executive Officer.

STOCK OPTIONS

     The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 1997:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                                  INDIVIDUAL GRANTS                            REALIZABLE VALUE
                               --------------------------------------------------------       AT ASSUMED ANNUAL
                                            % OF TOTAL                                       RATE OF STOCK PRICE
                                              OPTIONS                                          APPRECIATION FOR
                                            GRANTED TO                                          OPTION TERM(3)
                                             EMPLOYEES                                      ----------------------
                                OPTIONS      IN FISCAL    EXERCISE PRICE     EXPIRATION
NAME                           GRANTED(1)      YEAR        PER SHARE(2)         DATE           5%            10%
----                           ----------   ----------    --------------     ----------     --------      --------
Richard M. Rompala .........     12,600         5.0           $ 28.3125        01/02/07     $224,406      $568,638
Paul C. Reyelts ............      5,900         2.4             28.3125        01/02/07      105,079       266,267
Stephen M. Briggs ..........      6,100         2.4             28.3125        01/02/07      108,641       275,293
Rolf Engh ..................      6,200         2.5             28.3125        01/02/07      110,422       279,806
William L. Mansfield .......      4,300         1.7             28.3125        01/02/07       76,583       194,059


------------------

(1) All options granted become exercisable starting one year from date of grant in 20% increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 1997 and unexercised options held as of October 31, 1997:

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT               IN-THE-MONEY OPTIONS
                               SHARES                         OCTOBER 31, 1997           AT OCTOBER 31, 1997(2)
                             ACQUIRED ON      VALUE     ---------------------------   ---------------------------
NAME                          EXERCISE     REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   -----------  -----------   -------------   -----------   -------------
Richard M. Rompala .........         0             --     120,420        140,380       $1,387,415     $1,418,155
Paul C. Reyelts ............     1,638       $ 27,572      11,046         19,116          147,829        157,954
Stephen M. Briggs ..........    12,676        211,284       9,865         21,099          122,173        181,319
Rolf Engh ..................         0             --      55,618         29,112          942,897        335,947
William L. Mansfield .......     1,008         16,967       9,818         20,822          118,675        181,897


------------------

(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 31, 1997.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent non-employee directors. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Company's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Company as a whole. The compensation plans are also designed to encourage employee stock ownership. The Compensation Committee believes such ownership effectively motivates executives to increase shareholder value and aligns the interests of employees with those of the shareholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

COMPENSATION OF EXECUTIVE OFFICERS

     SALARY. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also compares the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page
11. Increases in base salary are determined on a calendar year basis in December of each year. The base salary of the Named Executives increased by an average of 7.0% from 1996 to 1997. The increases for 1997 reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity for fiscal 1996.

     BONUS PROGRAMS. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as net income, gallon sales growth, return on equity and total expenses) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (45%-65% for executive officers in fiscal 1997) will be paid, depending on the level of achievement of such participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 1997 ranged from 39% to 57% of salary. Each of the Named Executives elected to receive all or a portion of the bonus in restricted stock pursuant to the Key Employee Annual Bonus Plan described in the following paragraph, with the restricted stock vesting in three years and with the market value of the shares of restricted stock equal to twice the amount of the cash bonus on the date of grant. In January 1997, the Named Executives received stock options pursuant to the Key Employee Annual Bonus Plan, with the aggregate market value of the shares covered by the option on the date of grant equal to twice the amount of the cash bonus. In January 1998, the Named Executives will receive stock options pursuant to the Key Employee Annual Bonus Plan, with the aggregated market value of the shares covered by the option on the date of grant calculated as a percentage of base salary for the fiscal year based on performance.

     Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the plan can elect to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock, with the number of shares granted having a market value equal to twice the amount of the cash bonus. The participant must be employed on the last day of the fiscal year to receive the restricted stock grant for that fiscal year, and the restricted stock is granted in January of the following year. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change of control. In addition, each employee selected for the fiscal year to participate in this plan also receives a non-qualified stock option, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance. Thirty-one employees, including all executive officers, were selected to participate for fiscal year 1997 in the plan. In addition, 164 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated as a percentage of base salary for the fiscal year based on performance.

     In addition, the Management Committee, consisting of all executive officers for fiscal 1997, participate in the Deferred Bonus Plan, which provides for the award of deferred cash incentive bonuses. On January 1 of each year, the Corporation calculates the amount of the deferred bonus for each executive officer with respect to the Corporation's preceding fiscal year. The amount of such deferred bonus equals a percentage, ranging from 0% to 15% of the employee's salary earned in the previous fiscal year, depending on the Corporation's three-year trailing averages for earnings per share growth, return on average equity and gallon sales growth computed as set forth in the Deferred Bonus Plan. These three factors are weighted equally under the plan. The deferred bonus earned for each of the Named Executives was 13% of salary for fiscal 1997, reflecting the Corporation's three-year trailing average for these factors. The deferred bonus becomes payable on the third anniversary of the calculation date (the "Maturity Date"), and is subject to forfeiture if the participant voluntarily terminates employment or is discharged for cause prior to such date. Additionally, the deferred bonus will at the maturity date be applied toward payment of any outstanding loans under the Corporation's Leveraged Equity Purchase Plan. The Deferred Bonus Plan will be discontinued after the 1997 deferred bonus is awarded and be replaced with a non-qualified stock option, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year.

     OPTION PROGRAMS. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan. Currently, 4,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 1997 were calculated under the Key Employee Annual Bonus Plan as described under "Bonus Programs" above.

     DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. In December 1995, the Internal Revenue Service issued final regulations under Section 162(m). The Committee will continue to consider the continued deductibility of future compensation arrangements, in light of the final regulations, as one factor to consider in executive compensation decisions for executives. However, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements in the future under which compensation in excess of $1 million is not deductible under Section 162(m).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In setting Mr. Rompala's base salary, the Committee considered quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to Mr. Rompala's duties and responsibilities. The Committee also compared Mr. Rompala's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page 11. Mr. Rompala's base salary increased approximately 10% from fiscal 1996 to fiscal 1997, which included a market adjustment based on the Committee's review of salaries of Chief Executive Officers. The remainder of the increase reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala's performance targets included net income, gallon sales growth, return on equity and total expenses. Mr. Rompala was eligible for a bonus of up to 65% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala's compensation. Mr. Rompala's bonus earned under the Incentive Bonus Plan for fiscal 1997 was $320,103 if received in cash, or 57% of his salary. As described above under "Compensation of Executive Officers -- Bonus Programs," Mr. Rompala elected to receive the bonus in restricted stock and will also receive stock options in January 1998 pursuant to the Key Employee Annual Bonus Plan. Mr. Rompala also has participated in the Deferred Bonus Plan which is described above. For fiscal 1997, Mr. Rompala's deferred bonus was $72,751, or 13% of salary, reflecting the Corporation's three-year trailing average for earnings per share growth, return on average equity and gallon sales growth.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:

                   Susan S. Boren         Kendrick B. Melrose
                   William W. George      Lawrence Perlman
                   Thomas R. McBurney     Michael P. Sullivan

STOCK PERFORMANCE GRAPH

     The graph below compares the Corporation's cumulative total shareholder return for the last five fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1992 and the reinvestment of all dividends.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP*

                              [PLOT POINTS GRAPH]

                             CUMULATIVE TOTAL RETURN
                             -----------------------
               1992     1993     1994     1995     1996     1997
               ----     ----     ----     ----     ----     ----

Valspar        $100     $126     $146     $158     $202     $246
Peer Group     $100     $111     $126     $131     $171     $188
S&P 500        $100     $115     $119     $151     $187     $247

Assumes $100 invested on October 31, 1992 in the Common Stock of The Valspar Corporation, the S&P 500 Index and a line-of-business Peer Group, including reinvestment of dividends.

*PPG Industries, Inc., Rohm and Haas Company, Ferro Corporation, NL Industries, Inc., H.B. Fuller Company, The Sherwin-Williams Company, RPM, Inc., Standard Brands Paint Company, Lilly Industries, Inc., Lawter International, Inc., and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc. and Pratt & Lambert, Inc. were excluded from the Peer Group as a result of being acquired during 1995 or 1996.

                               PROPOSAL NUMBER TWO

APPROVAL OF THE VALSPAR CORPORATION STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     On December 10, 1997, the Corporation's Board of Directors adopted The Valspar Corporation Stock Option Plan for Non-Employee Directors (the "Plan"), and reserved 250,000 shares of Common Stock for issuance subject to approval of the stockholders of the Corporation. The Plan was developed to serve as part of a compensation plan for directors who are not employees of the Corporation or any of its subsidiaries, which will enhance the Corporation's ability to attract and retain the services of experienced and knowledgeable independent directors and provide additional incentive for these directors to increase their interest in the Corporation's long-term success and progress.

SUMMARY OF THE PLAN

     Only members of the Corporation's Board of Directors who are not employees of the Corporation or any of its subsidiaries ("Non-Employee Directors") are eligible to receive option grants under the Plan. Commencing with the annual stockholder meeting in 1999, each Non-Employee Director serving as a member of the Board of Directors of the Corporation on the December 31 immediately preceding each annual meeting of the stockholders of the Corporation, will automatically be granted on the date of such annual meeting a stock option with a value equal to 50% of the amount of the current retainer paid to Non-Employee Directors for their service on the Board of Directors for the preceding fiscal year. All options granted under the Plan will be designated as Non-Qualified Stock Options. The per share option exercise price will be equal to 100% of the Fair Market Value of the Corporation's Common Stock on the date of grant, as determined by the closing price of the Corporation's Common Stock on the last business day prior to the annual meeting date. The number of shares subject to the option will be determined by using the same option valuation model used to value options for purposes of the notes to the Corporation's audited financial statements for the prior fiscal year. If no option valuation model is used for financial reporting purposes, the Board of Directors will determine the appropriate valuation model to be used for this purpose.

     For example, if the Plan were currently in force and the Non-Employee Directors were receiving options on the date of the 1998 Annual Meeting, the Company's options would be valued using the same Black-Scholes valuation model used for purposes of Note 7 of the Consolidated Financial Statements of the Corporation for the fiscal year ended October 31, 1997 included in the 1997 Annual Report to Stockholders. For ten-year stock options with an exercise price equal to the fair market value of the common stock, this would result in an option valuation at the time of grant equal to approximately 25% of the total exercise price of the option. To provide a desired option value of $14,000 (one-half of the current retainer amount) and assuming a fair market value of $31.875 per share of common stock (based on the closing sale price on December 31, 1997), each Non-Employee Director would receive an option to purchase 1,757 shares at an exercise price of $31.875 per share.

     Each option will be immediately exercisable in full, and have a term of ten years. Each option granted under the Plan is nontransferable during the lifetime of the optionee. Upon termination of a person's service as a director of the Corporation, such director will be allowed to exercise the option for the shorter of the remaining term of the option or a period of three years after the date on which such person ceased to be a director.

     The Plan will become effective as of February 25, 1998, the date stockholders of the Corporation approve such Plan. The first option grant under this Plan will be granted on the date of the annual stockholders meeting held in 1999 to all Non-Employee Directors who were members of the Board of

Directors on December 31, 1998. This Plan is being adopted to replace The Valspar Corporation Restricted Stock Plan for Non-Employee Directors, which will automatically terminate following the issuance of the restricted stock grant that was earned for services during 1997.

     The Plan is subject to approval of the stockholders. 250,000 shares of Common Stock are reserved for issuance under the Plan. A registration statement covering these shares will be filed on or about February 25, 1998 with the Securities and Exchange Commission. Non-qualified stock options may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Compensation Committee of the Board of Directors. Following is a summary of certain other provisions of the Plan.

     ADMINISTRATION. The Plan is administered by the Compensation Committee of the Board of Directors. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to prescribe the form and conditions of the options.

     ELIGIBILITY. Each Non-Employee Director of the Company will be eligible to participate in the Plan. The Corporation currently has eight Non-Employee Directors.

     EXERCISE OF OPTIONS. Upon exercise of an option under the Plan, the exercise price is to be paid in cash, by check or by delivering Common Stock of the Corporation valued at its then fair market value. The closing price of the Corporation's Common Stock was $31.875 on December 31, 1997.

     AMENDMENT. The Compensation Committee may from time to time suspend or discontinue the Plan for Non-Employee Directors or revise or amend it in any respect; provided, however, that no such revision or amendment would impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the optionee without the consent of the optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) change the designation of the class of individuals eligible to receive options, or (iii) materially increase the benefits accruing to optionees under the Plan.

     The Committee may equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Corporation receives no consideration. The Committee may also provide for the protection of optionees in the event of a merger, liquidation, or reorganization of the Corporation.

FEDERAL INCOME TAX CONSEQUENCES

     Nonqualified stock option grants are not intended to and do not qualify for the favorable tax treatment permitted for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Corporation will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

VOTE REQUIRED

     The Board recommends that the stockholders approve the adoption of The Valspar Corporation Stock Option Plan for Non-Employee Directors. The affirmative vote of a majority of the shares represented at the annual meeting is required for approval.

                              PROPOSAL NUMBER THREE

                             APPOINTMENT OF AUDITORS

     Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Ernst & Young LLP to examine the accounts of the Corporation for the year ending October 30, 1998. Management believes that neither Ernst & Young LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Corporation. A representative of Ernst & Young LLP is expected to be present at the 1998 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

     At least once each year, the non-officer directors, acting as the Audit Committee, review the services that may be provided by Ernst & Young LLP during the year, consider the effect that performing such services might have on audit independence, and approve guidelines under which management may engage Ernst & Young LLP to perform non-audit services.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Stockholders of record on December 31, 1997 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 43,677,588 shares of Common Stock, each share being entitled to one vote.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

          NAME AND ADDRESS                           SHARES           PERCENT
          OF BENEFICIAL OWNER                  BENEFICIALLY OWNED     OF CLASS
          ---------------------------------    ------------------     --------
          C. Angus Wurtele                        4,604,204(1)         10.5%
          1101 Third Street South
          Minneapolis, MN 55415

          The Capital Group Companies, Inc.       4,998,640(2)         11.4%
          333 South Hope Street
          Los Angeles, CA 90071

          Nicholas Company, Inc.                  2,201,650(3)          5.0%
          700 North Water Street
          Milwaukee, WI 54202

(1) Includes 188,323 shares held as of October 31, 1997 through the Valspar Stock Ownership Trust, 19,019 shares held as of October 31, 1997 through the Valspar Profit Sharing Plan, 37,578 shares which may be acquired within 60 days by exercise of outstanding options, 43,748 shares owned by Mr. Wurtele's wife and 652,080 shares held for his benefit as co-trustee with Resource Trust Company.

(2) Shares reported on Schedule 13G as of December 31, 1996 (adjusted for a 2-for-1 stock split on March 21, 1997). Certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held all of such shares as of December 31, 1996. Such subsidiaries held voting power over 918,040 of such shares. Capital Research and Management Company, a registered investment adviser and one of such operating subsidiaries, had investment discretion with respect to 4,036,000 of the above shares as of December 31, 1996 and did not have voting power over any of such shares.

(3) Nicholas Company, Inc., as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

SHARE OWNERSHIP OF MANAGEMENT

     The following table lists, as of December 31, 1997, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer owns as much as 1% of the total outstanding shares of Common Stock.


NAME                          SHARES(1)    NAME                          SHARES(1)
----                          ---------    ----                          ---------
Susan S. Boren .............   7,941(2)    Robert E. Pajor ...........   646,465(4)
Stephen M. Briggs ..........  77,395(3)    Gregory R. Palen ..........    11,127(5)
Jeffrey H. Curler ..........   2,263       Lawrence Perlman ..........     6,699
Rolf Engh ..................  99,165(3)    Edward B. Pollak ..........     1,263
William W. George ..........  33,517       Paul C. Reyelts ...........   375,153(3)(6)
William L. Mansfield .......  71,260(3)    Richard M. Rompala ........   228,937(3)
Thomas R. McBurney .........  13,263       Michael P. Sullivan .......    12,861(7)
Kendrick B. Melrose ........  14,437
All directors and executive
 officers as a group ................................................. 6,544,720(3)(8)


------------------
(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2)  Includes 804 shares for which Ms. Boren is Custodian for minor children.

(3) Includes shares indirectly owned as of October 31, 1997 through the Valspar Stock Ownership Trust and the Valspar Profit Sharing Plan, respectively and over which each participant has sole voting power, as follows: Mr. Rompala -- 1,166 and 225; Mr. Reyelts -- 32,443 and 9,886; Mr. Briggs -- 3,506 and
     1,332; Mr. Engh -- 1,587 and 4,172; Mr. Mansfield -- 9,820 and 0 and
     executive officers as a group, 92,210 and 29,869. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Rompala, 128,594 shares; Mr. Reyelts, 15,732 shares; Mr. Briggs, 16,027 shares; Mr. Engh, 59,964 shares; Mr. Mansfield, 15,772 shares; and executive officers as a group, 287,255 shares.

(4) Includes 156,599 shares held as of October 31, 1997 through the Valspar Stock Ownership Trust, 30,529 shares held as of October 31, 1997 through the Valspar Profit Sharing Plan, 80,000 shares owned by Mr. Pajor's wife, 32,042 shares held in a family limited partnership and 35,093 shares which may be acquired within 60 days by exercise of outstanding options. Mr. Pajor beneficially owns 1.5% of the outstanding Common Stock.

(5)  Includes 120 shares owned by Mr. Palen's wife.

(6)  Includes 30,080 shares owned by Mr. Reyelts' wife.

(7) Does not include 526 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.

(8) Represents 15% of the outstanding Common Stock. Includes shares owned by C. Angus Wurtele as indicated under "Share Ownership of Certain Beneficial Owners" above.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

1999 STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting in 1999 must be submitted to the Corporation in appropriate written form on or before September 30, 1998.

                                        By Order of the Board of Directors,


                                        ROLF ENGH,
                                        SECRETARY

Minneapolis, Minnesota
January 23, 1998




                          PLEASE SIGN, DATE AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                                                          PROXY

                            THE VALSPAR CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS R. MCBURNEY, RICHARD M. ROMPALA and C. ANGUS WURTELE, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 25, 1998, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

             Please mark your vote as indicated in this example [X]

(1)  To elect three directors (Class III) for a term of three years:

                         KENDRICK B. MELROSE, GREGORY R. PALEN, LAWRENCE PERLMAN

FOR all nominees listed     WITHHOLD                (Instructions: To withhold
(except as marked to the    authority to vote for    authority to vote for any
contrary)                   all nominees listed      nominee, write that
                                                     nominee's name in the space
                                                     provided below.)

          [ ]                       [ ]              ---------------------------

                         (CONTINUED ON THE OTHER SIDE)

(2)  To approve the Corporation's Stock Option Plan for Non-Employee Directors.

                           For       Against       Abstain

                           [ ]         [ ]           [ ]

(3) Ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Corporation.

                           For       Against       Abstain

                           [ ]         [ ]           [ ]

(4) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.


                                        This proxy when properly executed will
                                        be voted in the manner directed herein
                                        by the undersigned stockholder. If no
                                        direction is made, this proxy will be
                                        voted FOR items 1, 2, and 3.

                                        ________________________________________

                                        ________________________________________
                                              Signature of Stockholder(s)

                                        Date: __________________________________


                                        NOTE: Please sign your name exactly as
                                        it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

                    THE VALSPAR CORPORATION STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

SECTION 1.        PURPOSE.

         This plan is known as "The Valspar Corporation Stock Option Plan for Non-Employee Directors" and is hereinafter referred to as the "Plan." The purpose of the Plan is to promote the interests of The Valspar Corporation, a Delaware corporation (the "Company"), by enhancing its ability to attract and retain the services of experienced and knowledgeable independent directors and by providing additional incentive for these directors to increase their interest in the Company's long-term success and progress.

SECTION 2.        PARTICIPATION IN THE PLAN.

         Each director of the Company who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") will be eligible to participate in the Plan.

SECTION 3.        STOCK SUBJECT TO THE PLAN.

         Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) ("common stock"), not to exceed a maximum of 250,000 shares, and may be unissued shares or reacquired shares. If options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

SECTION 4.        NON-QUALIFIED STOCK OPTION GRANTS.

         Each Non-Employee Director serving as a member of the Board of Directors of the Company on the December 31 immediately preceding each annual meeting of the stockholders of the Company, will automatically be granted on the date of such annual meeting a Non-Qualified Stock Option with a value equal to 50% of the amount of the current annual retainer paid to Non-Employee Directors for their service on the Board of Directors for the preceding fiscal year. The per share option exercise price will be equal to 100% of the Fair Market Value of one share of the Company's common stock on the date of grant, as determined by the closing price of the Company's common stock on the last business day prior to the annual meeting date. The number of shares subject to the option will be determined by using the same option valuation model used to value options for purposes of the notes to the Company's audited financial statements for the prior fiscal year. If no option valuation model is used for financial reporting purposes, the Board of Directors will determine the appropriate model to be used for this purpose. All such options will be designated as Non-Qualified Stock Options. Each option will be immediately exercisable in full and have a term of ten years. Upon termination of a person's service as a director of the Company, such Non-Employee Director will be allowed to exercise the option for a period of three years after the date on which such person ceased to be a director, but in no event may the option be exercised after the expiration of its original term.

SECTION 5.        OPTION AGREEMENT AND EXERCISE OF OPTION.

         Promptly after determination of the number of stock options to be granted to each Non-Employee Director under Section 4, the Company will prepare and deliver a Non-Qualified Stock Option Agreement to each Non-Employee Director, containing the terms described in this Plan. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender (or deemed surrender through attestation) of previously acquired shares of common stock valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the Optionee shall have no rights as a stockholder with respect to such option.

SECTION 6.        WITHHOLDING OF TAXES.

           Upon exercise of an option, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of an option for all taxes required to be withheld.

SECTION 7.        NON-TRANSFERABILITY.

           Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee or Optionee's legal representative or guardian may exercise the option.

SECTION 8.        DILUTION OR OTHER ADJUSTMENTS.

         The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

SECTION 9.        MERGERS, ACQUISITIONS, OR OTHER REORGANIZATION.

         The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

SECTION 10.       ADMINISTRATION AND AMENDMENT OF THE PLAN.

         The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee may suspend or discontinue the Plan or revise or amend it in any respect deemed advisable and in the best interests of the Company; provided, however, that no such revision or amendment would impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the Optionee without the consent of the Optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events, (ii) change the designation of the class of individuals eligible to receive options, or (iii) materially increase the benefits accruing to Optionees under the Plan.

SECTION 11.       EFFECTIVE DATE OF THE PLAN.

         The Plan will become effective as of February 25, 1998, the date stockholders of the Company approve such Plan. The first option grant under this Plan will be granted on the date of the annual stockholder meeting held in 1999 to all Non-Employee Directors who were members of the Board of Directors on December 31, 1998. This Plan is being adopted to replace The Valspar Corporation Restricted Stock Plan for Non-Employee Directors, which will automatically terminate following the issuance of the restricted stock grant that was earned for services during 1997.